SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Ford Motor Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

One American Road

Dearborn, Michigan 48126-2798

April 10, 2001

DEAR SHAREHOLDERS:

Our 2001 annual meeting of shareholders will be held at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota, on May 10, 2001.

The annual meeting will begin promptly at 10:00 a.m., central time. If you plan to attend the meeting, please see the instructions for requesting an admission ticket on page 3.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

WILLIAM CLAY FORD, JR.
Chairman

Whether or not you plan to attend the meeting, please provide your proxy by either calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Table of Contents

Notice of Annual Meeting of Shareholders	i

Defined Terms	ii

Proxy Statement	1

Questions and Answers About the Proxy Materials and the Annual Meeting	1

What is the purpose of the meeting?	1

Who is entitled to vote at the meeting?	1

What are the voting rights of the holders of common stock and Class B Stock?	1

What is the difference between a shareholder of record and a “street name” holder?	1

How do I vote my shares?	2

Can I vote my shares in person at the meeting?	2

What are my choices when voting?	2

What are the Board’s recommendations?	2

What if I do not specify how I want my shares voted?	2

Can I change my vote?	3

What vote is required for a proposal to be approved?	3

How can I attend the meeting?	3

Are there any rules regarding admission?	3

Are there any other matters to be acted upon at the meeting?	3

Election of Directors	4

Committees of the Board of Directors	11

Audit Committee Report	13

Management Stock Ownership	15

Section 16(a) Beneficial Ownership Reporting Compliance	17

Compensation of Directors	17

Certain Relationships and Related Transactions	18

Compensation Committee Report on Executive Compensation (How Ford Determines Executive Compensation)	19

Compensation of Executive Officers	24

Stock Options	26

Performance Stock Rights and Restricted Stock Units	27

Stock Performance Graphs	29

Retirement Plans	30

Proposals Requiring Your Vote	32

Shareholder Proposals for 2002	38

Annual Report and Other Matters	38

Expenses of Solicitation	38

Directions to the Annual Meeting Site	39

Appendix: Audit Committee Charter	A-1

Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Ford Motor Company will be held at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota, on Thursday, May 10, 2001, at 10:00 a.m., central time. The purpose of the meeting is to vote on the following proposals:

Proposal 1.	The election of directors.

Proposal 2.	The approval of PricewaterhouseCoopers LLP as Ford’s independent public accountants for 2001.

Proposal 3.	A shareholder proposal related to the Company’s political contributions.

Proposal 4.	A shareholder proposal related to discontinuing bonuses, stock-based awards, and severance pay contracts for senior management.

Proposal 5.	A shareholder proposal related to requiring director nominees to publish reports to shareholders in the proxy statement.

Proposal 6.	A shareholder proposal related to establishing an independent committee of the Board of Directors to evaluate any conflict of interest between Class B Stock shareholders and common stock shareholders.

The record date for the annual meeting is March 15, 2001. Only shareholders of record at the close of business on that date can vote at the meeting.

JOHN M. RINTAMAKI
Secretary

April 10, 2001

i

Defined Terms

“Class B Stock” means Ford’s Class B Stock.

“Ford” or “we” or “Company” means Ford Motor Company.

“Contingent Stock Right” or “Performance Stock Right” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock based on performance against specified goals created by the Compensation Committee.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

“Final Award” means shares of common stock awarded by the Compensation Committee under a Contingent Stock Right or Performance Stock Right.

“Long-Term Incentive Plan” means Ford’s 1990 or 1998 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 24.

“Restricted Stock Unit” or “Unit” means the right to receive cash equal to the then-current value of one share of common stock if specified goals set by the Compensation Committee are met.

“Series B Preferred Stock” means Ford’s Series B Cumulative Preferred Stock.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

ii

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 10, 2001, beginning at 10:00 a.m., central time, at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning April 10, 2001.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent accountants, and consideration of four shareholder proposals, if presented at the meeting. Also, management will report on the Company’s performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Record holders of common stock and record holders of Class B Stock at the close of business on March 15, 2001 may vote at the meeting. Holders of Series B Preferred Stock cannot vote at this meeting.

On March 15, 2001, 1,761,713,903 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to vote.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power; holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 16.576 votes on each matter.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with First Chicago Trust Company of New York, the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by mailing in the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 4.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 32.

Proposals 1 and 2 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2001 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 6).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2001 (Proposal 2), and AGAINST the shareholder proposals (Proposals 3 through 6).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

What vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 1.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the meeting?

If you are a shareholder of record, please let us know if you plan to attend the annual meeting when you return your proxy. If you indicate that you plan to attend, we’ll mail you a ticket that will admit the named shareholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting, and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your most recent brokerage account statement showing that you owned Ford stock as of the record date.

Are there any rules regarding admission?

Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Are there any other matters to be acted upon at the meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)

Fourteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met ten times during 2000. Each of the nominees for director attended more than 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2000, except for John R. H. Bond who missed certain meetings after his election in July 2000 due to scheduling conflicts that existed at the time of his election. The nominees provided the following information about themselves as of March 1, 2001.

Nominees

John R. H. Bond

Age:	59

Director Since:	2000

Principal Occupation:	Group Chairman, HSBC Holdings plc, London, England

Recent Business Experience:	Sir John Bond has been associated with The Hongkong Shanghai Banking Corporation for 40 years. He was elected Group Chairman of HSBC Holdings plc in May 1998. He was named Group Chief Executive Officer of HSBC Holdings in January 1993. From 1991 to 1993, he served as President and Chief Executive Officer of Marine Midland Banks, Inc., now known as HSBC USA Inc., a wholly-owned subsidiary of HSBC Holdings. In 1999, Queen Elizabeth II knighted him for his services to the banking industry.

Other Directorships:	HSBC Holdings plc; HSBC Bank plc; HSBC Bank Middle East; HSBC USA Inc.; The Hongkong and Shanghai Banking Corporation Limited; Institute of International Finance

Michael D. Dingman

Age:	69

Director Since:	1981

Principal Occupation:	President and CEO, Shipston Group Ltd., Nassau, Bahamas

Recent Business Experience:	Mr. Dingman is the President and CEO of Shipston Group Ltd., a diversified international holding company. In addition, he is the former Chairman of the Board and a current director of Fisher Scientific International, Inc., a leader in serving science and providing products and services to research, health care, industry, education, and governments worldwide.

Other Directorships:	Fisher Scientific International, Inc.

Edsel B. Ford II

Age:	52

Director Since:	1988

Principal Occupation:	Director and Consultant, Ford Motor Company

Recent Business Experience:	Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company and as Ford’s primary liaison to the National Automobile Dealers Association.

Other Directorships:	Federal Reserve Bank of Chicago, Detroit Branch; The Skillman Foundation

William Clay Ford

Age:	76

Director Since:	1948

Principal Occupation:	Retired Chairman of the Finance Committee, Ford Motor Company

Recent Business Experience:	Mr. Ford served as Chairman of the Finance Committee of Ford’s Board of Directors from November 1987 to January 1995. He was elected a Vice Chairman of Ford in 1980, retiring from that position in 1989. He also owns and is President of The Detroit Lions, Inc.

William Clay Ford, Jr.

Age:	43

Director Since:	1988

Principal Occupation:	Chairman of the Board of Directors, Chairman of the Environmental and Public Policy Committee, Chairman of the Finance Committee and Chairman of the Nominating and Governance Committee, Ford Motor Company

Recent Business Experience:	Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. Effective January 1, 1995, Mr. Ford became Chairman of the Finance Committee, and effective January 1, 1999, he was elected Chairman of the Board of Directors of the Company. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., and Chairman of the Board of Trustees of the Henry Ford Museum and Greenfield Village. He also is a Vice Chairman of Detroit Renaissance Foundation and a Trustee of Conservation International Foundation.

Irvine O. Hockaday, Jr.

Age:	64

Director Since:	1987

Principal Occupation:	President and CEO, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience:	Mr. Hockaday has been President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978.

Other Directorships:	Crown Media Holdings, Inc.; Dow Jones & Company, Inc.; Sprint Corporation; UtiliCorp United Inc.

Marie-Josée Kravis

Age:	51

Director Since:	1995

Principal Occupation:	Senior Fellow, Hudson Institute Inc., Indianapolis, Indiana

Recent Business Experience:	Mrs. Kravis was appointed a senior fellow of the Hudson Institute Inc. in 1994. Prior to that time, and since 1978, she served as Executive Director of the Hudson Institute of Canada.

Other Directorships:	Canadian Imperial Bank of Commerce; Hasbro, Inc.; Hollinger International Inc.; StarMedia Network, Inc.; USA Networks, Inc.

Ellen R. Marram

Age:	54

Director Since:	1988

Principal Occupation:	Managing Director, North Castle Partners, LLC, Greenwich, Connecticut

Recent Business Experience:	Ms. Marram was appointed Managing Director of North Castle Partners, LLC, a private equity firm, effective September 2000. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships:	The New York Times Company

Jacques Nasser

Age:	53

Director Since:	1998

Principal Occupation:	President and Chief Executive Officer, Ford Motor Company

Recent Business Experience:	Prior to his election as President and CEO of the Company effective January 1, 1999, Mr. Nasser was Executive Vice President, President — Ford Automotive Operations. Before heading Ford Automotive Operations, Mr. Nasser was Group Vice President — Product Development from 1994 to 1996. He was elected a Company Vice President in 1993 as the Chairman of Ford of Europe. From 1990 to 1993, Mr. Nasser served as President of Ford of Australia. He has held a number of other global positions in Asia-Pacific and South America since joining the Company in 1968.

Homer A. Neal

Age:	58

Director Since:	1997

Principal Occupation:	Director, ATLAS Project, Professor of Physics, and Interim President Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience:	Dr. Neal is the Director of the ATLAS Project, Professor of Physics, and Interim President Emeritus at the University of Michigan. He served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. From 1987 to 1993, Dr. Neal was Chair of the University of Michigan’s Physics Department and from 1993 to 1997 he served as Vice President of Research for the University of Michigan.

Other Directorships:	Ogden Corporation; Smithsonian Institution

Jorma Ollila

Age:	50

Director Since:	2000

Principal Occupation:	Chairman of the Board, Chief Executive Officer and Chairman of the Group Executive Board, Nokia Corporation, Finland

Recent Business Experience:	Mr. Ollila has been Chairman of the Board and Chief Executive Officer of Nokia since 1999. He also has been Chairman of its Group Executive Board since 1992. He was President and Chief Executive Officer from 1992 to 1999, a member of its Board of Directors since 1995 and a member of its Group Executive Board since 1986. He also held various other positions since joining Nokia in 1985. From 1978 to 1985, Mr. Ollila held various positions with Citibank Oy and Citibank N.A.

Other Directorships:	Otava Books and Magazines Group, Ltd.; UPM-Kymmene Corporation

Carl E. Reichardt

Age:	69

Director Since:	1986

Principal Occupation:	Retired Chairman and CEO, Wells Fargo & Company, San Francisco, California

Recent Business Experience:	Mr. Reichardt served as Chairman and CEO of Wells Fargo & Company from 1983 until his retirement on December 31, 1994.

Other Directorships:	ConAgra, Inc.; HCA — The Healthcare Company; HSBC Holdings plc; McKesson HBOC, Inc.; Newhall Management Corporation; PG&E Corporation

Robert E. Rubin

Age:	62

Director Since:	2000

Principal Occupation:	Director, Chairman of the Executive Committee and Member of the Office of the Chairman, Citigroup Inc., New York, New York

Recent Business Experience:	Before joining Citigroup in 1999, Mr. Rubin served as U.S. Secretary of the Treasury from 1995 to 1999. He previously served from 1993 to 1995 in the White House as Assistant to the President for Economic Policy and, in that capacity, directed the activities of the National Economic Council. Prior to that time, Mr. Rubin spent 26 years at Goldman, Sachs & Co., where he served as Co-Senior Partner and Co-Chairman from 1990 to 1992, and Vice Chairman and Co-Chief Operating Officer from 1987 to 1990.

Other Directorships:	Citigroup Inc.

John L. Thornton

Age:	47

Director Since:	1996

Principal Occupation:	President and Co-Chief Operating Officer, The Goldman Sachs Group, Inc.

Recent Business Experience:	Mr. Thornton formerly served as Chairman of Goldman Sachs — Asia. He was previously co-chief executive of Goldman Sachs International, the firm’s business in Europe, the Middle East and Africa. Mr. Thornton joined Goldman Sachs in 1980 and was named a partner in 1988.

Other Directorships:	British Sky Broadcasting Group PLC; The Goldman Sachs Group, Inc.; Laura Ashley PLC; Pacific Century Group, Inc.

Committees of the Board of Directors

Audit Committee

Number of Members:	5

Members:	Irvine O. Hockaday, Jr. (Chairman)

Ellen R. Marram
Homer A. Neal
Jorma Ollila
John L. Thornton

Number of Meetings in 2000:	5

Functions:	Selects independent public accountants to audit Ford’s books and records, subject to shareholder approval.

Consults with these accountants, reviews and approves the scope of their audit, and reviews their independence and performance.

Reviews internal controls, accounting practices, financial structure, and financial reporting, including the results of the annual audit and the review of the interim financial statements.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members:	4

Members:	Michael D. Dingman (Chairman)

Marie-Josée Kravis
Carl E. Reichardt
Robert E. Rubin

Number of Meetings in 2000:	7

Functions:	Establishes the salaries and determines any bonus awards for Ford’s executive officers.

Considers and makes recommendations on Ford’s executive compensation plans.

Makes grants of stock options, Performance Stock Rights and Restricted Stock Units.

Environmental and Public Policy Committee

Number of Members:	5

Members:	William Clay Ford, Jr. (Chairman)

Edsel B. Ford II
Ellen R. Marram
Homer A. Neal
Jorma Ollila

Number of Meetings in 2000:	2

Functions:	Reviews environmental and public policy issues facing the Company around the world. Reports to the Board of Directors about these matters.

Finance Committee

Number of Members:	8

Members:	William Clay Ford, Jr. (Chairman)

John R. H. Bond
Michael D. Dingman
Edsel B. Ford II
William Clay Ford
Jacques Nasser
Carl E. Reichardt
Robert E. Rubin

Number of Meetings in 2000:	1

Functions:	Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Nominating and Governance Committee

Number of Members:	14

Members:	William Clay Ford, Jr. (Chairman)

John R. H. Bond
Michael D. Dingman
Edsel B. Ford II
William Clay Ford
Irvine O. Hockaday, Jr.
Marie-Josée Kravis
Ellen R. Marram
Jacques Nasser
Homer A. Neal
Jorma Ollila
Carl E. Reichardt
Robert E. Rubin
John L. Thornton

Number of Meetings in 2000:	1

Functions:	Makes recommendations on:

• Ford’s management organization;

• the nominations or elections of directors and officers;

• the size and composition of the Board; and

• the appointments of other Company employees referred to the Committee.

The Committee also considers shareholder suggestions for nominees for director (other than self-nominations). Suggestions should be submitted to the Secretary of the Company, One American Road, Dearborn, Michigan 48126-2798. Suggestions received by the Secretary’s office before December 31 will be considered by the Committee at a regular meeting in the following year, before the proxy materials are mailed to shareholders.

Audit Committee Report

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. (A copy of the Audit Committee Charter is attached as an Appendix to this proxy statement.) The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent public accountants.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) served as the Company’s independent public accountants in 2000. For fiscal year ending December 31, 2000, the Company paid PricewaterhouseCoopers $18 million for professional services rendered for the audit of the financial statements included in the Company’s Annual Report on Form 10-K and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Financial Information Systems Design and Implementation Fees

For fiscal year ending December 31, 2000, the Company paid PricewaterhouseCoopers $1 million for information technology services related to systems that aggregate source data underlying, or generate information significant to, the financial statements.

All Other Fees

For fiscal year ending December 31, 2000, the Company paid PricewaterhouseCoopers $68.5 million for all other non-audit services, including fees for tax-related services.

Auditor Independence

During the last year, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

We have also considered whether the provision of information technology services and other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Audit Committee

Irvine O. Hockaday, Jr. (Chairman)
Ellen R. Marram
Homer A. Neal
Jorma Ollila
John L. Thornton

Management Stock Ownership

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of March 1, 2001. No director, nominee, or Named Executive beneficially owned any Ford Series B Preferred Stock. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.85% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 1.4% of Ford common stock as of March 1, 2001. In addition, these persons held options exercisable on or within 60 days after March 1, 2001 to buy 12,886,825 shares of Ford common stock under stock option plans.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)	Units(3)	Stock(4)	Stock

John R. H. Bond*	1,000	243	0	0

W. Wayne Booker	241,528	0	0	0

Michael D. Dingman*	41,965	166,034	0	0

Edsel B. Ford II*	4,527,608	775	5,456,596	7.70

William Clay Ford*	15,002,512	2,876	15,071,919	21.27

William Clay Ford, Jr.*	3,005,674	2,101	3,294,788	4.65

Irvine O. Hockaday, Jr.*	18,382	19,461	0	0

Marie-Josée Kravis*	11,580	14,444	0	0

Ellen R. Marram*	16,800	28,162	0	0

Jacques Nasser*	8,507	7,603	0	0

Homer A. Neal*	6,592	1,914	0	0

Jorma Ollila*	3,629	2,427	0	0

Richard Parry-Jones	76,546	0	0	0

Carl E. Reichardt*	38,459	2,876	0	0

Wolfgang W. Reitzle	80,804	0	0	0

Robert L. Rewey	121,275	0	0	0

Robert E. Rubin*	12,273	2,591	0	0

John L. Thornton(5)*	23,492	17,539	0	0

All Directors and Executive Officers as a group (63 persons)	24,792,675	296,002	23,823,303	33.62

*	Indicates Directors

Notes

(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 1,398 shares for Homer A. Neal; 3,496 shares each for William Clay Ford, Jr., Marie-Josée Kravis, and Robert E. Rubin; and 2,797 shares each for Edsel B. Ford II, William Clay Ford, Michael D. Dingman, Irvine O. Hockaday, Jr., Ellen R. Marram, and Carl E. Reichardt. Also, amounts shown include restricted common stock equivalents issued under the Restricted Stock Plan for Non-Employee Directors as follows: 1,041 restricted common stock equivalents for John L. Thornton; 3,625 restricted common stock equivalents for Jorma Ollila; and 3,496 restricted common stock equivalents for John R. H. Bond. For nominees who are or were Ford employees, amounts shown include shares of common stock represented by Ford Stock Units credited under a deferred compensation plan. These shares may be delivered after termination of employment.

Also, amounts shown include restricted shares of common stock issued under the 1998 Long-Term Incentive Plan as follows: 199,883 shares for William Clay Ford, Jr. as a bonus and as payment for his services as Chairman of the Board of Directors (see p. 17 of this proxy statement); 19,962 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 18 of this proxy statement); and 80,804 shares for Wolfgang W. Reitzle in connection with his hiring by the Company. Restrictions on Dr. Reitzle’s shares lapse on March 21, 2004.

(2)Michael D. Dingman has reported and disclaimed beneficial ownership of 3,398 shares of common stock owned by members of his immediate family. Present directors and executive officers as a group have reported and disclaimed beneficial ownership of a total of 4,184 shares of common stock.

Also, on March 1, 2001 (or within 60 days after that date), the Named Executives have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans as follows:

Person	Number of Shares

W. Wayne Booker	1,173,664

Jacques Nasser	2,350,996

Richard Parry-Jones	552,917

Wolfgang W. Reitzle	83,777

Robert L. Rewey	809,031

(3)These are common stock units credited under a deferred compensation plan and payable in cash.

(4)As of March 1, 2001, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 14,377,914 shares (20.29%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 8,345,489 shares (11.78%).

Of the outstanding Class B Stock, 47,101,508 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

(5)Shares reported as beneficially owned by John L. Thornton do not include securities held by The Goldman Sachs Group, Inc. in the ordinary course of business.

Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan

The value of the Company’s common stock changed as a result of:

•	the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

•	the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

•	the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.

To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, Contingent Stock Rights, deferred contingent credits, Performance Stock Rights, restricted common stock equivalents, Restricted Stock Units, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and officers were complied with for 2000 and prior years, except that due to a clerical oversight by the Company, James D. Donaldson, Jacques Nasser and Richard Parry-Jones each had one late report of one transaction, and James G. O’Connor had two late reports of three transactions.

Compensation of Directors

Goal. Ford wants the directors’ compensation to be tied to your interests as shareholders. Accordingly, over 50% ($35,000) of a director’s annual Board membership fee is deferred in the form of common stock units. This deferral, together with the restricted stock given to directors and director stock ownership goals, is part of Ford’s commitment to link director and shareholder interests. These compensation programs are described below.

Fees. The following fees are paid to directors, other than the Chairman of the Board, who are not Ford employees:

Annual Board membership fee	$65,000

Annual Committee membership fee	$15,000

Attendance fee for each Board meeting	$1,000

The Chairman of the Board is paid a fee for each calendar quarter of $375,000, paid in restricted shares of common stock. These shares cannot be sold for one year and are subject to the conditions of the 1998 Long-Term Incentive Plan. Effective as of December 13, 2000, in recognition of the Chairman’s leadership of the Company, the Board awarded the Chairman a bonus under the Plan in the amount of 140,000 restricted shares of common stock. These shares cannot be sold for one year and are also subject to the conditions of the Plan.

Deferred Compensation Plan. Under this plan, $35,000 of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan. Non-employee directors also receive restricted shares of common stock. Each non-employee director who has served for at least six months receives 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each non-employee director receives an additional 3,496 shares on the same terms when the restrictions on all of the prior 3,496 shares end.

Stock Ownership Goals. To further link director and shareholder interests, Ford established stock ownership goals for non-employee directors in 1995. Each non-employee director has a goal to own common stock equal in value to five times the sum of the director’s annual Board and Committee fees within five years.

Life Insurance. Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least age 55 and has served for at least five years. A director who retires from the Board after age 70, or, with Board approval, after age 55, and who has served for at least five years may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Matching Gift Program. Non-employee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties (including service as a director). For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

Since January 1999, Ford has had a similar consulting agreement with Edsel B. Ford II. Under this agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The shares cannot be sold for one year and are subject to the conditions of the 1998 Long-Term Incentive Plan. The other terms of the agreement are substantially similar to those described in the paragraph above.

Mrs. Lynn Ford Alandt’s husband owns a Ford-franchised dealership and a Lincoln Mercury-franchised dealership. In 2000, the dealerships paid Ford about $67.3 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $12.2 million for services in the ordinary course of business. Also in 2000, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $74.5 million of financing to the dealerships and paid about $388,000 to them in the ordinary course of business. The dealerships paid Ford Credit about $75.5 million in the ordinary course of business.

John L. Thornton is President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. Goldman Sachs has provided Ford with investment banking services for many years. Ford expects Goldman Sachs to continue providing similar services in the future.

In March 1999, the Company entered into an agreement with Wolfgang W. Reitzle. Under this agreement, if the Company terminates Dr. Reitzle’s employment for any reason other than for cause, the Company will pay Dr. Reitzle two years’ base salary and bonus. This agreement, which is subject to noncompetitive activity conditions, terminates in March 2004.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company. In 2001, the Company expects Marketing Associates, LLC to provide to the Company, in the ordinary course of business, similar marketing and related services in the amount of approximately $20 million.

Compensation Committee Report on Executive Compensation
(How Ford Determines Executive Compensation)

Purposes

Ford’s executive compensation program aims to:

•	Link managers’ goals with your interests as shareholders.

•	Support business plans and long-term Company goals.

•	Tie executive compensation to Company performance.

•	Attract and retain talented leadership.

Types of Compensation

There are two main types of compensation:

(1)	Annual compensation. This includes salary and bonus. Ford awards bonuses when performance criteria for a specific year meet a certain level required under the bonus plan.

(2)	Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Company performance and future stock value.

Factors Considered in Determining Compensation

The Compensation Committee wants the compensation of Ford executives to be competitive in the worldwide auto industry and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford’s compensation program for executives. The report discusses all aspects of compensation as well as how Ford’s program compares with those of other large companies. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and DaimlerChrysler were included in the survey. Eighteen leading companies in other industries also were included because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity.

The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford’s compensation program over time is to approximate the survey group’s average compensation, adjusted for company size and performance. At higher levels in the organization, Ford strives to provide a compensation package that is higher than the survey group’s average. In 2000, Ford’s executive salaries and long-term incentive awards generally were consistent with this goal. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford’s 2000 bonuses to be above the average of the survey group.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. In 1998, you approved the terms of the Annual Incentive Compensation Plan and the 1998 Long-Term Incentive Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. In 1995, you approved the terms of the 1990 Long-Term Incentive Plan for the same reason. These plans limit the amount of bonuses, stock awards and stock options that may be granted to any person in any year.

Further, in 1994, the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary to up to five times salary for the CEO, within five years.

Annual Compensation

General

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. This goal moves higher for selected key positions. The Committee also looks at the specific job duties, the person’s achievements, and other criteria.

Bonuses

The Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

For 2000, the Committee set a bonus formula based on budgeted corporate pre-tax income, as adjusted up or down using performance goals based on corporate Shareholder Value Added, automotive Shareholder Value Added return, Ford Motor Credit Company Shareholder Value Added and customer satisfaction.

Shareholder Value Added, also called SVA, is a measure of how much value Ford is creating for shareholders. This measure is based on income after taxes and other costs, assets used to run our business and the cost to buy those assets.

Awards may be less than or greater than 100% of the target award. The limit, approved by you, on the amount of a bonus award for any of the Named Executives for any year under the plan is $10,000,000. This limit is not a target. All 2000 bonuses to Named Executives were below the limit.

The Committee also set target awards for the Company officers based on each person’s level of responsibility. Using business data, the Committee reviewed Ford’s performance during 2000 against the goals. The Committee decided that Ford exceeded the corporate SVA goal, exceeded the automotive SVA return goal, exceeded the Ford Motor Credit Company SVA goal and partially achieved the customer satisfaction goal. Based on this performance, the Committee decided to award no more than 100% of the target awards to the officers and then make adjustments for individual performance for awards to officers who are not Named Executives.

The total amount set aside for bonuses in a given year depends on Ford’s performance during the year against the performance goals. For 2000, the Committee set aside $442 million. Individual awards depend on each person’s level of responsibility. For persons other than the Named Executives, the Committee increases or decreases awards from a formula amount, based on leadership level or salary grade level, to reward a person’s or group’s performance.

Long-Term Compensation

General

Today’s business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford’s performance and the value of Ford’s common stock over several years.

In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

The charts on pp. 29 and 30 show the long-term performance of Ford’s common stock.

Stock Options

Stock options are an important part of Ford’s long-term incentive program. The managers who get them gain only when you gain — when the common stock value goes up.

In 1998, 1999 and 2000, the Named Executives and other employees received ten-year options in amounts generally similar to prior years. In deciding the size of individual option grants for 2000, the Committee considered the number of options granted to the person in prior years, as well as the total number of options awarded to all employees. A formula approved by you limits the number of options that may be granted to any Named Executive. This limit, which is not a target, is 2.5% of the highest number of shares available in any year for grants under the 1998 Long-Term Incentive Plan, as adjusted under the Plan. All 2000 stock option grants to the Named Executives were below this limit.

Stock Awards

Common stock awards are based on performance against goals created by the Committee over a period of years. In 2000, the Committee granted Performance Stock Rights to Company officers and certain other top executives. These Performance Stock Rights cover the performance period 2000-2002. Up to 150% of these rights may be awarded in the form of common stock after this period ends. The awards are made if goals relating to total shareholder returns relative to the shareholder returns of all other Standard & Poor’s 500 companies are met.

The size of a person’s Performance Stock Right award depends on competitive long-term compensation values determined by the outside consultant, the person’s job, and the person’s expected role in Ford’s long-term performance. In general, under the terms of the Performance Stock Rights, less than the maximum number of shares covered by the Performance Stock Right are awarded if the goals are only partly met.

The 1998 Long-Term Incentive Plan sets a limit, approved by you, on the number of shares available as stock awards under Performance Stock Rights to any Named Executive in any year. This limit is 906,704 shares, as adjusted under the Plan. The Performance Stock Rights granted in 2000 for the Named Executives are below the limit. For the 2000-2002 period, the Committee decided to pay Dividend Equivalents in cash on the Performance Stock Rights granted in 2000.

The Final Awards of common stock in 2000 under the 1990 Long-Term Incentive Plan covered the performance period 1997-1999. Under that plan, up to 100% of the Contingent Stock Rights awarded may be granted in the form of common stock after the period ends. Using business data, the Committee reviewed Ford’s performance during the 1997-1999 period against goals for corporate return on equity (20%), new product programs (20%), internal financial metrics (15%), product quality and customer acceptance worldwide (30%), and relationships with employees (15%). The Committee decided that Ford achieved the return on equity and employee relationships goals, mostly met the new product program goals, and partially met the product quality, customer acceptance and internal financial metrics goals. Based on this performance, the Committee decided to award 82% of the shares covered by the Contingent Stock Rights and then make adjustments for individual performance.

For the Named Executives who received awards, the adjusted awards for 1997-1999 were 92%-100% of the initial grants. The Final Awards for the period ending in 2000 will be made in mid-2001. These amounts will appear in next year’s proxy statement.

Restricted Stock Units

The Committee granted Restricted Stock Units to ten executives in 2000. Five of the ten — Messrs. Nasser, Booker, Parry-Jones, Reitzle and Rewey — are Named Executives.

A Restricted Stock Unit is worth one share of common stock. Again, this ties the executive’s interests to your interests as shareholders. If the executive meets certain goals decided by the Committee, Ford pays the executive cash for each Restricted Stock Unit equal to the then-current value of a share of common stock.

The Committee grants the Restricted Stock Units and decides the goals, the restriction period, and the other terms of each Unit. The Committee also decides the extent to which the goals have been met and the final number of Units to award after the restriction period ends. During the restriction period, the Units cannot be sold or otherwise disposed of, and they are subject to conditions under the 1998 Long-Term Incentive Plan.

The grant of Restricted Stock Units depends on the achievement of several major Ford goals based on progress in becoming the world’s leading consumer company for automotive products and services with superior shareholder returns: strong global brands, superior customer satisfaction and loyalty, best total value to the consumer, nimble organization with leaders at all levels, and corporate citizenship.

The Committee also reviews each person’s contribution to meeting these goals. Restricted Stock Units generally may not be paid out until 18 months after retirement and are subject to conditions under the 1998 Long-Term Incentive Plan. Dividend Equivalents are paid in cash until the payout of the Units. The Units have no voting rights.

Select Retirement Plan

To achieve several business goals, the Committee supported making offers under the Select Retirement Plan, a voluntary retirement program for certain U.S. management employees, in 2000. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally had to be at least age 52 with 10 or more years of service. Some executives retired during 2000 under this program. More information on the program is on p. 31.

CEO Compensation

Annual Compensation

Mr. Nasser’s salary, paid in 2000, as reported in the Summary Compensation Table, reflects an 8.33% increase over the amount paid in 1999. Prior to 2000, the Committee last increased his salary in 1998. In deciding to increase Mr. Nasser’s salary, the Committee considered his job duties and corporate performance, as well as the pay practices of the survey companies.

Mr. Nasser’s bonus for 2000 was based on Ford’s performance, using the method described above under “Bonuses.” It also considered his job as head of a restructured global company with a wide area of control and broad duties. The Committee and other non-employee directors of Ford reviewed his 2000 accomplishments, and the Committee considered these combined views. Mr. Nasser’s bonus for 2000 was at the formula limit in the bonus plan, but below the $10,000,000 plan limit.

Long-Term Compensation

The Final Award of common stock in 2000 for Mr. Nasser was based on Ford’s performance from 1997 to 1999, using the method described above under “Long-Term Compensation — Stock Awards.” (The amount of the Final Award is shown in column (h) of the Summary Compensation Table on p. 24, under the heading “LTIP Payouts.”) The Committee adjusted the amount based on the factors described above. The Final Award was in shares of common stock, the value of which Mr. Nasser elected to defer.

The value of the stock options and Performance Stock Rights granted to Mr. Nasser in 2000 also depends on Ford’s future success — and whether that success is reflected in the value of the common stock. For the Performance Stock Rights, the value of any Final Award also depends on the level of achievement of total shareholder return goals created by the Committee for 2000-2002.

In applying its “negative discretion” under the Internal Revenue Code in deciding the number of stock options to grant Mr. Nasser (shown in column (b) of the Options/ SAR Grants Table on p. 26), the Committee considered the value of his other long-term incentive compensation compared with competitive long-term compensation values. It also considered the complexity and duties of his job. In deciding the number of Restricted Stock Units to grant Mr. Nasser (shown in the Long-Term Incentive Plan Awards Table on p. 28), the Committee also considered the importance of his contribution to the achievement of major Company goals relating to the transition to a consumer-oriented company.

Finally, the Committee considered the deductibility of Mr. Nasser’s compensation under the tax laws. As discussed above, you approved plan amendments and new plans allowing Ford to deduct, for federal income tax purposes, certain parts of Mr. Nasser’s compensation (as well as that of other Named Executives) for tax years starting with 1995.

Compensation Committee

Michael D. Dingman Marie-Josée Kravis Carl E. Reichardt Robert E. Rubin

Compensation of Executive Officers

The table below shows the before-tax compensation for the last three years for Jacques Nasser, who served as CEO in 2000, and the four next highest paid executive officers at the end of 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation

(a)	(b)	(c)		(d)
						(e)
						Other
						Annual
Name and Principal						Compensation
Position	Year	Salary($)		Bonus($)		($)(1)

Jacques Nasser(6)	2000	1,625,000		7,700,000		2,722,612
President and CEO	1999	1,500,000		6,722,000		1,842,269
	1998	1,050,000		5,000,000		773,369

W. Wayne Booker(7)	2000	805,000		2,000,000		458,472
Vice Chairman	1999	763,333		2,297,000		405,871
	1998	714,166		3,100,000		416,356

Richard Parry-Jones	2000	532,083		1,400,000		258,314
Group Vice President,	1999	502,500		1,063,000		207,099
Global Product Development and Quality	1998	428,000	(10)	1,500,000		159,717

Wolfgang W. Reitzle (8)	2000	793,769	(10)	1,750,000	(10)	419,985	(10)
Group Vice President,	1999	907,770	(10)	820,000	(10)	208,609	(10)
Premier Automotive Group

Robert L. Rewey(9)	2000	733,750		1,750,000		266,050
Former Group Vice	1999	702,500		1,531,000		227,588
President, Global Consumer Services and North America	1998	654,166		2,000,000		245,761

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation

	Awards		Payouts

(a)		(g)	(h)	(i)
	(f)	Securities
	Restricted	Underlying
	Stock	Options/	LTIP	All Other
Name and Principal	Award(s)	SARs	Payouts	Compensation
Position	($)(2)	(#)(3)	($)(4)	($)(5)

Jacques Nasser(6)	—	906,703	—	97,498
President and CEO	—	725,361	3,556,581	90,000
	—	1,660,536	2,893,975	63,000

W. Wayne Booker(7)	—	181,340	—	48,294
Vice Chairman	—	181,338	2,133,968	45,798
	—	195,574	2,480,550	42,845

Richard Parry-Jones	—	90,670	—	75,935
Group Vice President,	—	90,668	1,066,960	30,146
Global Product Development and Quality	—	130,382	1,178,750	516,366

Wolfgang W. Reitzle (8)	—	108,804	—	—
Group Vice President,	2,818,648	72,536	—	—
Premier Automotive Group

Robert L. Rewey(9)	—	90,670	—	44,022
Former Group Vice	—	108,802	1,778,267	42,148
President, Global Consumer Services and North America	—	156,460	1,966,500	39,245

Notes

(1)Amounts shown include the value of Dividend Equivalents paid to the Named Executives under the Long-Term Incentive Plan as follows:

Named Executive	Market Value

Jacques Nasser	$2,540,695

W. Wayne Booker	$458,310

Richard Parry-Jones	$255,177

Wolfgang W. Reitzle	$125,614

Robert L. Rewey	$254,376

Also, amounts shown include certain tax reimbursements and, for Mr. Nasser and Dr. Reitzle, the aggregate incremental cost to the Company of providing various perquisites and personal benefits in excess of reporting thresholds. For Mr. Nasser, it includes $82,395 for required personal use of Company aircraft in 2000. For Dr. Reitzle, it includes $167,953 and $272,502 for a housing allowance in the U.K. in 1999 and 2000, respectively.

(2)Listed below are the total number of shares represented by Ford Stock Fund Units credited to the Named Executives under a deferred compensation plan and the market values of these shares

(determined by the closing price of common stock on the New York Stock Exchange on December 31, 2000). These shares will be distributed after termination of employment.

Named Executive	Number of Shares	Market Value

W. Wayne Booker	200,084	$4,689,469

Robert L. Rewey	54,400	$1,275,011

On March 22, 1999, Dr. Reitzle was awarded 83,209 restricted shares of common stock issued under the 1998 Long-Term Incentive Plan. Restrictions lapse on the shares on March 21, 2004. None of the other Named Executives were awarded or owned any restricted stock as of December 31, 2000.

(3)In general, under the 1990 Long-Term Incentive Plan and the 1998 Long-Term Incentive Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(4)These amounts represent Final Awards under the Long-Term Incentive Plans for performance periods ending in 1998 and 1999. The Final Awards for the performance periods ending in 1998 and 1999 generally were in unrestricted stock. Final Awards are based on the attainment of performance goals and on individual performance. No amount is shown for the performance period ending in 2000 because the awards will not be decided until the middle of 2001. Those amounts will appear in next year’s proxy statement.

(5)These amounts are (a) matching contributions by Ford under the Savings and Stock Investment Plan (“SSIP”) and (b) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan (“BEP”). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. For 2000, the amounts shown in column (i) as SSIP matching contributions and BEP credits, respectively, are as follows:

	SSIP
	Matching		BEP
Person	Contributions		Credits

Jacques Nasser	$9,597	and	$87,901

W. Wayne Booker	$9,597	and	$38,697

Richard Parry-Jones	$9,597	and	$22,323

Robert L. Rewey	$9,597	and	$34,425

Amounts shown in column (i) for Mr. Parry-Jones in 1998 and 2000, respectively, include the value of special stock awards granted by the Company in lieu of an adjustment to Mr. Parry-Jones’ stock options to reflect the impact resulting from the spin-off of the Company’s interest in (a) Associates First Capital Corporation on April 7, 1998 and (b) Visteon Corporation on June 28, 2000, respectively (see p. 16 of this proxy statement).

For Dr. Reitzle, these amounts do not include a special one-time payment in 1999 of $3,269,563 made to compensate him for the loss of economic benefits from a former employer incurred as a result of his joining Ford. This amount reflects the U.S. dollar equivalent of foreign currency as of the date paid.

(6)Mr. Nasser’s 1998 compensation was for his service as Executive Vice President and President of Ford Automotive Operations. All of his 1999 and 2000 compensation was for his service as President and CEO.

(7)All of Mr. Booker’s 1998, 1999 and 2000 compensation was for his service as Vice Chairman. He also served as Chief Financial Officer from July 1, 1999 to December 31, 1999.

(8)Dr. Reitzle joined the Company effective March 22, 1999 as Group Vice President — Premier Automotive Group. All of his 1999 and 2000 compensation was for his service in such capacity.

(9)Mr. Rewey retired from the Company effective March 23, 2001.

(10)Amounts shown reflect the U.S. dollar equivalent of foreign currency as of the date paid.

Stock Options

The Long-Term Incentive Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the options’ exercise price, as well as on the grantee’s investment decisions. Options that are “in the money” on a given date can become “out of the money” if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

					Grant Date
Individual Grants					Value(2)

(a)	(b)	(c)	(d)	(e)	(f)
		% of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options/SARs	in Fiscal	Price	Expiration	Present
Name	Granted(#)	Year	($/Sh)	Date	Value $

Jacques Nasser	906,703	3.20%	22.73	3/9/2010	5,685,028

W. Wayne Booker	181,340	0.64%	22.73	3/9/2010	1,137,002

Richard Parry-Jones	90,670	0.32%	22.73	3/9/2010	568,501

Wolfgang W. Reitzle	108,804	0.38%	22.73	3/9/2010	682,201

Robert L. Rewey	90,670	0.32%	22.73	3/9/2010	568,501

Notes

(1)The exercise price of the stock options is the average of the high and low selling prices on the New York Stock Exchange on the grant date. Stock appreciation rights were granted in tandem with the stock options granted to Messrs. Nasser and Booker.

In general, 33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(2)These values were determined using the Black-Scholes methodology and the assumptions described in Note 15 to Ford’s Consolidated Financial Statements contained in Ford’s 2000 Form 10-K Report. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee’s investment decisions, neither of which can be accurately predicted.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

(a)	(b)	(c)	(d)
			Number of Securities	(e)
			Underlying Unexercised	Value
			Options/	of Unexercised
			SARs at FY-End	In-the-Money Options/
			(#)	SARs at FY-End($)(1)

	Shares Acquired	Value Realized	Exercisable/	Exercisable/
Name	on Exercise(#)	($)	Unexercisable	Unexercisable

Jacques Nasser	13,038 (2)	255,753	1,736,792 /	15,426,057 /
			2,795,074	1,006,267

W. Wayne Booker	—	—	987,486 /	9,398,364 /
			369,334	242,682

Richard Parry-Jones	10,429	207,834	497,246 /	4,556,936 /
			195,749	132,848

Wolfgang W. Reitzle	—	—	23,936 /	0 /
			157,404	104,179

Robert L. Rewey	—	—	690,008 /	6,468,151 /
			216,766	142,056

Notes

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock’s closing price on the New York Stock Exchange on December 31, 2000) and the exercise prices of the options. “In-the-money” means that the fair market value of the stock is greater than the option’s exercise price on the valuation date.

(2)The number shown for Mr. Nasser represents shares of common stock with respect to which stock appreciation rights were exercised for cash. No shares of common stock were acquired in connection with the exercise of these stock appreciation rights.

Performance Stock Rights and Restricted Stock Units

Under the Long-Term Incentive Plan, eligible employees may receive nontransferable Performance Stock Rights. A Performance Stock Right is the right to receive, after a specified performance period, a Final Award of up to a certain number of shares of common stock. The number of shares depends on whether the Performance Stock Right’s performance goals are achieved.

Under the Long-Term Incentive Plan, eligible employees also may receive nontransferable Restricted Stock Units. A Restricted Stock Unit is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash equal in value to one share of common stock. The final number of Restricted Stock Units that can be paid out in cash depends on whether the goals are achieved and on the employee’s individual contribution.

The following table shows information on 2000 grants of Performance Stock Rights and Restricted Stock Units to the Named Executives.

LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

			Estimated Future Payouts
			under Non-Stock Price-Based Plans

(a)		(c)	(d)	(e)	(f)
	(b)	Performance
	Number of	or Other
	Shares, Units	Period Until
	or Other	Maturation	Threshold	Target(2)	Maximum
Name	Rights(#)	or Payout	(#)	(#)	(#)

Jacques Nasser	317,345 PSRs	2000-02	0	n/a	476,018
	349,640 RSUs	Ret. + 18 mos	0	n/a	349,640

W. Wayne Booker	54,402 PSRs	2000-02	0	n/a	81,603
	34,964 RSUs	Ret. + 18 mos	0	n/a	34,964

Richard Parry-Jones	30,827 PSRs	2000-02	0	n/a	46,241
	36,712 RSUs	Ret. + 18 mos	0	n/a	36,712

Wolfgang W. Reitzle	32,640 PSRs	2000-02	0	n/a	48,960
	52,446 RSUs	Ret. + 18 mos	0	n/a	52,446

Robert L. Rewey	30,827 PSRs	2000-02	0	n/a	46,241
	44,357 RSUs	Ret. + 18 mos	0	n/a	44,357

Notes

(1)These entries represent the number of shares specified in Performance Stock Rights or Restricted Stock Units granted in 2000.

(2)No specific payout targets were created in connection with these grants.

Performance Stock Rights

The Compensation Committee decides the number of shares to be included in a Final Award by determining how completely certain performance goals were achieved. Usually, Performance Stock Rights are granted each year. The performance period is ordinarily three years. For 2000, performance goals for the Performance Stock Rights reported in column (b) of the table cover the 2000-2002 period and include essentially the same performance measure for each of the Named Executives. The performance goals and the mechanics of receiving a Final Award are more fully discussed on p. 21.

Dividend Equivalents paid in 2000 to the Named Executives in cash are reported in column (e) of the Summary Compensation Table on p. 24. Final Awards of common stock made to the Named Executives for the 1997-99 performance period are reported in column (h) of the Summary Compensation Table.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the award is made, or if restricted, when the restrictions lapse and on the “earning out conditions.” Under these conditions, if an employee quits, retires without Company approval, is released in Ford’s best interest, is discharged, or engages in competitive activity after termination, all of the employee’s undistributed Final Awards, as well as outstanding Performance Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee’s rights under any award will be forfeited if the Committee determines that the employee acted in a manner that is unfavorable to Ford’s best interests. After any restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

Restricted Stock Units

The Committee creates the performance goals for the Restricted Stock Units and selects the persons who receive the Units. The 2000 grants, reported in column (b) of the table above, depend on the achievement of five major Company goals described on p. 22. Dividend Equivalents paid to the Named Executives are included in column (e) of the Summary Compensation Table. No Restricted Stock Units were paid out in 2000 to any of the Named Executives.

As with Performance Stock Rights, the amount ultimately realized under a Restricted Stock Unit depends on the achievement of performance goals, the compliance with certain conditions, and the value of common stock when the restrictions end.

Stock Performance Graphs

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against Standard & Poor’s 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other principal U.S. auto manufacturer — General Motors — as its peer issuer for the graph. We think this approach is more informative since relevant line of business indexes merely combine the U.S. automakers. In addition to the five-year graph, we are providing a similar performance graph covering a ten-year period. Both graphs assume an initial investment of $100, quarterly reinvestment of dividends and, in the case of Ford common stock, an adjustment to reflect the impact of the spin-off of Ford’s interests in Associates First Capital Corporation on April 7, 1998 and Visteon Corporation on June 28, 2000, as well the Company’s recapitalization and merger, also known as the Value Enhancement Plan, on August 2, 2000.

COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN

FORD, GENERAL MOTORS AND S&P 500 STOCK INDEX

	1995	1996	1997	1998	1999	2000

FORD	100	117	184	345	324	272

GENERAL MOTORS	100	109	129	157	198	143

S&P 500	100	123	164	211	255	232

COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN

FORD, GENERAL MOTORS AND S&P 500 STOCK INDEX

	1990	1991	1992	1993	1994

FORD	100	113	178	277	247

GENERAL MOTORS	100	88	102	176	138

S&P 500	100	131	140	155	157

[Additional columns below]

[Continued from above table, first column(s) repeated]

	1995	1996	1997	1998	1999	2000

FORD	267	311	490	921	866	726

GENERAL MOTORS	177	192	229	278	351	253

S&P 500	215	265	354	455	550	499

Retirement Plans

Ford’s General Retirement Plan (“GRP”) provides a benefit for each year of noncontributory participation by employees in the United States, and added benefits for those who make contributions. Ford also has two other retirement plans for employees in the United States: the Supplemental Executive Retirement Plan (“SERP”) and the Benefit Equalization Plan (“BEP”). Under the SERP, certain executives may receive (1) an additional monthly benefit after retirement based on years of credited service and final average base salary, and (2) annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Under the BEP, eligible employees receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations. Each of the Named Executives is eligible for benefits under the GRP, SERP and BEP, except for Wolfgang W. Reitzle, who is eligible for benefits under Ford’s Pension Scheme for Senior Staff in the United Kingdom (the “U.K. Program”).

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 2001. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees contribute at the rate of 1 1/2% of base salary up to the applicable limits of the Internal Revenue Service — $170,000 in 2000. The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

ANNUAL CONTRIBUTORY PENSIONS

Years of Service
Final
Average
Base Salary	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$83,100	$104,100	$125,200	$146,200	$165,600

400,000	193,700	242,800	291,900	341,000	386,200

600,000	304,400	381,600	458,700	535,900	606,800

800,000	423,100	530,300	637,500	744,700	843,400

1,000,000	529,800	664,000	798,300	932,500	1,056,000

1,200,000	636,500	797,800	959,100	1,120,400	1,268,600

1,400,000	743,100	931,500	1,119,800	1,308,200	1,481,200

1,600,000	849,800	1,065,200	1,280,600	1,496,000	1,693,800

1,800,000	956,500	1,199,000	1,441,400	1,683,800	1,906,400

2,000,000	1,063,200	1,332,700	1,602,200	1,871,700	2,119,000

GRP and BEP benefits are computed by averaging the employee’s highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee’s final five year-end annual base salaries immediately before retirement.

As of December 31, 2000, the credited years of service for each of the following Named Executives were as follows: Jacques Nasser, 33 years; W. Wayne Booker, 42 years; Richard Parry-Jones, 31 years; and Robert L. Rewey, 38 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Plan (“SRP”). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee’s monthly benefits under any applicable retirement plans. The SRP generally calculates five-year final average salary by using final salary for three of the five years. To participate in the SRP, an employee must be selected by management and generally must be at least age 52 and have ten or more years of service.

The U.K. Program provides a benefit for each year and month of contributory participation by eligible salaried employees in the U.K. Benefits under the U.K. Program generally are computed on the employee’s base salary in the year immediately before retirement. The U.K. Program also provides a supplemental pension (computed by averaging the employee’s base salary in the three years immediately before retirement). The U.K. Inland Revenue laws impose an earnings cap on benefits paid from pension programs. Retirement benefits that would have been paid from the U.K. Program, but for the earnings cap, are paid directly by the Company. The aggregate of the amounts payable under the U.K. Program and the amounts paid directly by the Company are substantially similar to the amounts identified in the Annual Contributory Pensions Table above. As of December 31, 2000, Wolfgang W. Reitzle had two years of credited service under the U.K. Program.

Proposals Requiring Your Vote

In addition to voting for directors, the following five proposals may be voted on at the meeting. Ford will present Proposal 2 and we expect the remaining four to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 1.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted to approve, disapprove, or abstain from each of the proposals. Instructions for voting for directors can be found on p. 2.

PROPOSAL 2

Selection of Independent Public Accountants

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Ford’s books of account and other corporate records. The Audit Committee’s selection for 2001 must be approved by you.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2001. Coopers & Lybrand L.L.P. (which has audited Ford’s books since 1946) and Pricewaterhouse LLP merged July 1, 1998 to form PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP is well qualified to continue to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2000 are disclosed in the Audit Committee Report (see p. 13 of this proxy statement).

Ford management will present the following resolution to the meeting:

“RESOLVED: That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as independent public accountants to audit the books of account and other corporate records of the Company for 2001 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Disclosure of Political Contributions

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, and Highlights and Lowlights, who together own 350 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a Vote “against” Proposal 3.

Corporations are prohibited under federal and many states’ laws from making direct or indirect contributions to candidates or political parties. The Company has a policy not to make contributions to political candidates or organizations, nor to employ its resources for the purpose of helping to elect candidates to public office, even where permitted by law.

The Company has a political action committee, the Ford Civic Action Fund (the “Fund”). All of the contributions made by the Fund are derived from voluntary employee contributions; the Company makes no contributions. The Company does, however, pay the solicitation and administrative expenses of the Fund, which are minimal, as permitted by law. Information with respect to contributions made by the Fund in connection with federal and state elections is publicly available at the Federal Election Commission and applicable state boards of election, respectively.

Where permitted by law, the Company occasionally makes contributions with respect to state and local ballot questions and referenda that have a direct impact on the Company’s business (such as those dealing with local property taxes). Information with respect to contributions made in connection with ballot questions and referenda is publicly available through local boards of election.

The Company’s overall expenditures that would fall within the scope of the proposal are small. The proposal would require the Company to incur added expense to prepare and publish in various newspapers a detailed report of information that already is publicly available. The Board of Directors believes such expenditures are unnecessary and would serve no useful purpose for shareholders.

The Board of Directors recommends a Vote “against” Proposal 3.

PROPOSAL 4

Discontinuance of Bonuses, Options, Rights, SARs, and Severance Pay Contracts

Robert D. Morse, 212 Highland Avenue, Moorsetown, New Jersey 08057-1717, who owns 1,311 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

RESOLVED: “That the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR’s, etc. after the termination of any existing programs for top management. I must also include any severance payment contracts, which overpay a person no longer of use, just to leave!

This does not include any programs for employees.

REASONS: Management and Directors are compensated enough to buy on the open market, just as You and I, if they are interested in the Company’s success rather that cashing in as options etc., mature and they receive more year after year. Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, and other perks.

Options, rights, SAR’s, are available elsewhere, and a higher offers induce transfers, not necessarily “attain and retain” qualified persons.

Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? These persons are not providing us entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

“Align management with shareowners” is a repeated “line” to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

After taxes, present base salaries are way above the $200,000.00 our President receives, plus lodging, and Management only looks after a Company, not the USA, and some of the world problems. If they filled out a daily work or production sheet, what would it show? Please mark your ballot “FOR” this proposal.

If you saw a quarter on the ground, would you not pick it up? SO, WHY NOT PICK UP BIG MONEY?! There are too many shareowners who just “don’t understand or care”. Take this copy to your librarian for a few days, perhaps along with some fruit; I’m sure he or she can digest both.

“ABSTAIN” and “EXCEPT” have been substitutes for “AGAINST” ON THE VOTE FOR DIRECTORS ONLY for over 12 years now as they are not deducted from “FOR”, an intentional ploy to win seats.

THANK YOU!

The Board of Directors recommends a Vote “against” Proposal 4.

The Company opposes this proposal because bonuses and stock-based awards allow the Company to attract and retain talented leadership, tie executive compensation to Company performance, and link managers’ goals with the interests of shareholders.

We believe that the compensation currently paid to senior executives is appropriate and competitive. Recruiting, retaining and motivating talented employees are crucial in today’s highly competitive global economy. Stock-based awards assist not only in recruiting and retaining employees but also in motivating employees to focus on the Company’s long-term performance and results. The use of stock-based awards allows the Company to convert part of the cash compensation that otherwise would be immediately payable, for example, as salary, into compensation that is valuable only if the Company is successful.

Stock-based awards are an integral part of Ford’s compensation program (see the Compensation Committee Report on Executive Compensation, pp. 19-23). Common stock awards under the Long-Term Incentive Plan generally are based on a three-year performance period, and most stock options cannot be exercised in full until three years following the grant. These restrictions emphasize long-term performance and link executive compensation with your interests as shareholders. Additionally, although the Company does not generally utilize severance pay contracts as a part of its executive compensation program, whether to offer severance compensation to an officer under particular circumstances is a matter that is properly in the discretion of the Compensation Committee of the Board of Directors.

The Compensation Committee of the Board of Directors is responsible for managing the Company’s executive compensation program. Stock-based awards with a value that is directly tied to the value of Ford’s common stock best serve Ford and its shareholders.

The Board of Directors recommends a Vote “against” Proposal 4.

PROPOSAL 5

Director Reports to Shareholders in the Proxy Statement

Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, who states that he owns 87 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

RESOLUTION ON DIRECTOR REPORTS TO THE STOCKOWNERS

Be it resolved by the stockowners to recommend to the board that each nominee for director nominated by the Ford Motor Company board shall have the right to include a report to the stockowners in the proxy statement, such report not to exceed 1000 words. Any such nominee who does not submit such a report shall have this omission mentioned next to his/her biographical information in the proxy statement.

Supporting Statement:

We stockowners don’t hear enough from our individual directors. As a matter of fact, reports to stockowners usually are from only one director (the chairman). Even at the annual meetings, we usually don’t hear from any of the directors present (other than the chairman). In my experience of attending annual meetings, individual directors almost never speak to the assembled stockowners even if questions are directed to one or another of them.

A report from our group of directors would provide us very valuable input. It could include the director’s opinions on the direction of the company, the product quality and sources, any stock buyback plans, any poison pill provisions, and so on. It is hard to believe that ALL directors think the same as ALL other directors on ALL matters before the board.

We deserve to have the directors earn some of their fees by providing a short report to us in the annual proxy statement.

The Board of Directors recommends a Vote “against” Proposal 5.

We believe that this proposal would not result in any appreciable benefit to the shareholders or the Company and is, therefore, not in the best interests of you or Ford.

The Securities and Exchange Commission has adopted specific rules governing matters that are appropriate for inclusion in proxy statements. These rules describe in detail the information that must be furnished to shareholders with respect to nominees for director, and they do not call for or contemplate reports by individual nominees for director, or statements by the Company that a nominee for director has chosen not to provide such a report. The SEC’s proxy rules require that the Company communicate with shareholders in the proxy statement through reports of the Audit Committee and Compensation Committee of the Board of Directors. Furthermore, as a practical matter, opinions by individual nominees for director on matters pertaining to the Company’s business and affairs are best expressed in confidence in the boardroom.

For these reasons, we believe that the proposal is unnecessary and not in the best interests of the Company and you.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, who own 1,748 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

RESOLVED:

RECOMMEND ESTABLISH AN INDEPENDENT COMMITTEE TO EVALUATE FORD FAMILY CONFLICTS OF INTEREST WITH OTHER SHAREHOLDERS

Recommend establish a committee of independent non-family directors to evaluate and make recommendations regarding any question of conflict of interest between Ford family shareholders and non-family shareholders.

The standard of independence would be modeled on the Council of Institutional Investors standard (www.cii.org):

“A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship.”

The need for this committee is highlighted in the reports in the financial news media starting in July 2000 citing serious flaws in the then proposed Ford Recapitalization Agreement. This plan passed, but with significant institutional investor opposition, at the August 2, 2000 special shareholder meeting.

Serious plan flaws included:

(1)	The Ford family was allowed to control 40% of the voting power while cutting their Ford stock holdings.

(2)	The plan unfairly favors the Ford family over common shareholders.

(3)	The Ford family retained voting power that is far out of proportion to the reduced family stock holdings.

(4)	This is fundamentally at odds with the one share, one vote principle that constitutes perhaps the single most important tenet of good corporate governance.

(5)	The plan set an ominous precedent for the company to engage in future restructuring, in each case allowing the family to further cutback its stock holdings without giving up voting control.

(6)	The establishment of such a precedent is clearly inimical to the interests of shareholders.

Advantage of Independent Committee

A committee of independent non-family directors could evaluate any question of conflict of interest between family shareholders and non-family shareholders and recommend solutions on future plans such as:

(1)	A future plan would need to obtain a majority vote of the non-family stock.

(2)	The Ford family could agree to vote its Class B shares in the same proportion as common shares are voted.

The Independent Committee Addresses Concerns of Institutional Investors

Institutional Shareholder Services, a respected proxy advisory service with input to the voting decisions of many institutional investors, recommended against the Ford August 2000 plan. ISS, the TIAA-CREF teachers retirement fund, and leading state retirement funds in California and New York objected to the recapitulation plan because it puts regular shareholders at a disadvantage to members of the Ford family who hold Class B shares.

To protect the rights of non-family shareholders, vote yes for an:

INDEPENDENT COMMITTEE TO EVALUATE FORD FAMILY
CONFLICTS OF INTEREST WITH OTHER SHAREHOLDERS
YES on 6

The Board of Directors recommends a Vote “against” Proposal 6.

We oppose the proposal because it serves no useful purpose for shareholders.

First, as a matter of corporate governance, the Board of Directors is responsible for managing the business and affairs of the Company. The Board of Directors takes action with respect to matters that each director believes to be, in the exercise of his or her fiduciary responsibilities, in the best interest of the Company as a whole, including all of its shareholders.

Second, under Delaware law and the Company’s Restated Certificate of Incorporation, the Board of Directors has the authority to designate committees and, in the exercise of its judgment, the Board of Directors believes that designating a committee for the purpose stated in the proposal is not in the best interest of the Company or its shareholders, since any perceived conflicts between the interests of holders of Class B Stock and the common stock shareholders that are not resolved by the Company’s Restated Certificate of Incorporation can be addressed by the entire Board of Directors. Accordingly, the proposal is unnecessary and would serve no useful purpose.

The Board of Directors recommends a Vote “against” Proposal 6.

Shareholder Proposals for 2002

Any shareholder proposal intended for inclusion in the proxy material for the 2002 annual meeting must be received by the Company’s Secretary no later than December 11, 2001. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2000 Annual Report, including consolidated financial statements, has been mailed to you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at One American Road, Room 1038, Dearborn, Michigan, for ten days prior to the meeting and at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota, on the day of the meeting.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

JOHN M. RINTAMAKI
Secretary

April 10, 2001

Directions to the Annual Meeting Site

The meeting is being held at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota. The general telephone number for The Fitzgerald Theater is (651) 290-1200. Directions to The Fitzgerald Theater are as follows:

From Minneapolis and Western Suburbs:

Take I-94 eastbound to the 10th Street exit. Follow 10th Street to St. Peter Street and turn right. Go one block to Exchange Street and turn left. The Fitzgerald Theater is located on Exchange Street between Cedar and Wabasha Streets.

From the South and 494/Bloomington Area:

Take I-35E northbound to the 11th Street exit. Follow 11th Street to the first stoplight, which is St. Peter Street. Turn right onto St. Peter Street and go two blocks to Exchange Street. Turn left on Exchange Street. The Fitzgerald Theater is located on Exchange Street between Cedar and Wabasha Streets.

From the North:

Take I-35E southbound to the 10th Street exit. Follow 10th Street to Cedar Street and turn left. Go one block to Exchange Street and turn right. The Fitzgerald Theater is located on Exchange Street between Cedar and Wabasha Streets.

From the East:

Take I-94 westbound to the 12th Street exit. Follow 12th Street to Cedar Street and turn left. Follow Cedar Street three blocks to Exchange Street and turn right. The Fitzgerald Theater is located on Exchange Street between Cedar and Wabasha Streets.

Appendix

Charter of the Audit Committee
of the Board of Directors

I.  Purpose

The Audit Committee shall provide assistance to the directors of the Company in fulfilling their responsibility to the shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee’s primary duties and responsibilities are to:

•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices.

•	Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning.

•	Oversee that management has established and maintained processes to assure compliance with all applicable laws, regulations, and Company policy.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II.  Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. (See Attachment I for the definition of independence). All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs.

The members of the Audit Committee shall be elected by the Board annually or until their successors shall be duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III.  Meetings

The Audit Committee shall meet at least four times annually (in the absence of unusual circumstances), or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with the Chief Financial Officer, the Accounting Director, the General Auditor, and the independent accountants separately to discuss any matters that the Audit Committee or each of these activities believe should be discussed privately. In addition, the Audit Committee (or at minimum its Chairman) should receive quarterly communication from the independent accountants and management regarding financial results, consistent with Section IV.3 below.

IV.  Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/ Reports Review

(1)	Review and reassess, at least annually, the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

(2)	Review with management and the independent accountants the annual financial statements, including a discussion with the independent accountants of the matters required to be communicated by applicable Statements of Auditing Standards.

(3)	Review with the independent accountants (and Company management, as appropriate) the 10-Q prior to its filing, including a discussion with the independent accountants of any matters required to be discussed by the Statements of Auditing Standards. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Accountants

(4)	Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor. The independent accountants are ultimately accountable to the Audit Committee and the entire Board for such accountant’s review of the financial statements and controls of the Company. On an annual basis, the Audit Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence.

(5)	Oversee the independence of the accountants by:

•	Receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standards.

•	Reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the accountants.

•	Recommending, if necessary, that the Board take certain action to satisfy itself of the auditor’s independence.

Financial Reporting Process

(6)	In consultation with the independent accountants and the internal auditors, review the integrity of the financial reporting processes, both internal and external.

(7)	Consider and approve, if appropriate, major changes to auditing and accounting principles and practices as suggested by the independent accountants, management, or the General Auditor’s Office.

(8)	Establish regular systems of reporting to the Audit Committee by finance management, the independent accountants and the General Auditor’s Office regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of work or access to required information.

(9)	Review any significant disagreement among management and the independent accountants or the General Auditor’s Office in connection with the preparation of the financial statements.

Ethical and Legal Compliance/General

(10)	Review, with the Office of the General Counsel, any legal matter that could have a significant impact on the financial statements.

(11)	Report, through the Audit Committee Chairman, to the Board following meetings of the Audit Committee on matters considered at the meeting.

(12)	Maintain minutes or other records of meetings and activities of the Audit Committee.

(13)	Review management’s monitoring of compliance with the Company’s Code of Ethical Conduct (Company Policy Letter No. 3).

(14)	Ensure management has the proper review system in place to ensure that financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

(15)	Review activities, organization structure, and qualifications of the General Auditor’s Office.

(16)	Perform any other activities consistent with this Charter, the By-Laws of the Company, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Attachment I to Appendix

Independence For Audit Committee Members

Independence

Each audit committee is required to consist of at least three independent directors. An independent director is a director who has no relationship to the Company that may interfere with the exercise of independence from management and the Company. There are four restrictions that apply to audit committee members:

•	Employees of the Company or its affiliates may not serve on the audit committee until three years following the termination of employment.

•	A director who is a partner, controlling shareholder, executive officer, consultant, or otherwise has a direct business relationship* with the Company may serve on the audit committee only if the board of directors determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment.

•	A director who is employed as an executive of another corporation where any of the Company’s executives serve on that corporation’s compensation committee may not serve on the audit committee.

•	A director who is an immediate family member** of any individual who is an executive officer of the Company or its affiliates*** cannot serve on the audit committee until three years following the termination of such employment relationship.

*	A business relationship, as defined by New York Stock Exchange rules, can include a commercial, industrial, banking, consulting, legal, or accounting relationship, as well as other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer, or employee of an organization that has such a relationship.

**	Immediate family includes a person’s spouse, parents, children, siblings, parents-in-law, sons-and daughters-in-law, brothers- and sisters-in-law, and anyone (other than the employee) who shares such a person’s home.

***	Affiliate includes a subsidiary, sibling company, predecessor, parent company, or former parent company.

Notice of
2001
Annual Meeting
of Shareholders
and
Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

P R O X Y

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders

The undersigned hereby appoints HENRY D. G. WALLACE and JOHN M. RINTAMAKI, or either of them, proxies with power of substitution, to vote all the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Ford Motor Company’s Annual Meeting of Shareholders to be held at The Fitzgerald Theater, 10 East Exchange Street, St. Paul, Minnesota at 10:00 a.m., central time, on May 10, 2001, and any adjournments thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed below or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal 1) and (b) “FOR” Proposal 2, and “AGAINST” Proposals 3, 4, 5 and 6, each of which is set forth in the Proxy Statement.

Proposal 1 — Election of Directors — Nominees:

01.	John R. H. Bond	06.	Irvine O. Hockaday, Jr.	11.	Jorma Ollila

02.	Michael D. Dingman	07.	Marie-Josée Kravis	12.	Carl E. Reichardt

03.	Edsel B. Ford II	08.	Ellen R. Marram	13.	Robert E. Rubin

04.	William Clay Ford	09.	Jacques Nasser	14.	John L. Thornton

05.	William Clay Ford, Jr.	10.	Homer A. Neal

ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE

(Continued and to be signed on reverse side)

/\ Detach Proxy Card Here If You Are Voting by Mail and Return in Enclosed Envelope /\

Annual Meeting of Shareholders
May 10, 2001, 10:00 a.m., central time
The Fitzgerald Theater
10 East Exchange Street
St. Paul, Minnesota

Please mark your
votes as in this
example.

The Board of Directors Recommends a Vote FOR the Election of all Management Nominees and FOR Proposal 2.

Proposal 1—Election	FOR		WITHHELD
of Directors
(see reverse)

	FOR	AGAINST	ABSTAIN
Proposal 2—Ratification of
Selection of Independent
Public Accountants

For, except vote withheld from the following nominee(s):

The Board of Directors Recommends a Vote AGAINST Proposals 3, 4, 5 and 6.

	FOR	AGAINST	ABSTAIN

Proposal 3—Relating to
Reports to Shareholders on Political
Contributions

Proposal 4—Relating to
Discontinuing Bonuses, Stock-
Based Awards, and Severance Pay
Agreements

Proposal 5—Relating to Director
Nominees Publishing Reports to
Shareholders in the Proxy
Statement

Proposal 6—Relating to
Establishing a Committee of the
Board of Directors to Evaluate any
Conflict of Interest

Request	YES	NO
Annual Meeting
Ticket

Address	YES	NO
Change

Discontinue duplicate	YES	NO
Annual Report mailing
for this account

SIGNATURE(S)	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Instructions For Telephone And Internet Voting
Available 24 hours a day, 7 days a week

On a touch-tone phone call toll-free 1-877-779-8683 (outside the US and Canada call 201-536-8073) and you will hear these instructions:

•	Enter the control number from the box just below the perforation on the proxy card.

•	Enter the last four digits of your social security number; and

•	You will then have two options:

OPTION 1: to vote as the Board of Directors recommends on all proposals; or

OPTION 2: to vote on each proposal separately.

•	Your vote will be repeated to you and you will be asked to confirm it.

Log onto the Internet and type: http://www.eproxyvote.com/f

•	Have your proxy card ready and follow the simple instructions.

Your electronic vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If you have voted by phone or Internet, you do not need to return your proxy card.

THANK YOU FOR VOTING!